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                            LOAN AND SECURITY AGREEMENT

     THIS AGREEMENT is made as of August 9, 1996, by and between FIRST BANK NATIONAL ASSOCIATION, a national banking association having its principal office at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (the "Bank"), and TRANSITION NETWORKS, INC. f/k/a/ Transition Engineering, Inc., a Minnesota corporation (the "Borrower").

      NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I   DEFINITIONS AND ACCOUNTING TERMS

     1.1 Definitions. In addition to terms defined elsewhere in this Agreement or any Supplement, Exhibit or Schedule hereto, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined, as the context may require):

      "Account Debtor": Any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account Receivable, General Intangible or other Collateral.

      "Account Receivable": Any account of the Borrower and any other right of the Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

      "Advance": The portion of the outstanding Revolving Loans bearing interest at the same type of interest rate, and in the case of Eurodollar Advances, for an identical Eurodollar Rate Interest Period, provided that all Reference Rate Advances shall be deemed a single Advance. An Advance may be a "Eurodollar Advance" or a "Reference Rate Advance" (each, a "type" of Advance).

      "Adverse Event": The occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower or any other Obligor to perform its obligations under the Loan Documents.

      "Agreement": This Loan and Security Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

      "Americable": The term "Americable" shall mean Americable, Inc., a Minnesota corporation.

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      "Americable Loan Agreement":  That certain Amended and Restated Loan and
Security Agreement dated as of June 1, 1993 among Americable, the Borrower, Cable and the Bank as amended to date and as it may be further amended, modified, supplemented, restated or replaced from time to time.

     "Americable Guaranty": That certain Guaranty dated as of August 9, 1996 made by the Borrower in favor of the Bank as amended, modified, supplemented, restated or replaced from time to time.

      "Americable Loan Documents": The "Loan Documents" as defined in the Americable Loan Agreement, in each case as amended, modified, supplemented, restated or replaced from time to time.

      "Americable Spin-off": NSU's spin-off of not less than 90% of its stock ownership in Americable to NSU's shareholders.

      "Application": An application by the Borrower, in a form and containing terms and provisions acceptable to the Bank, for the issuance by the Bank of a Letter of Credit.

      "Attorneys' Fees": The value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, secretaries, accountants and other staff employed by such attorneys) employed by the Bank (including, without limitation, attorneys and paralegals who are employees of the Bank) from time to time (a) in connection with the administration and enforcement of the Loan Documents, (b) to prepare documentation related to the Loans and other Obligations incurred hereunder, (c) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by the Bank, the Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, the Loan Documents, or the Borrower's or any other Obligor's or any Subsidiary's affairs, (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or any Third Party Collateral, (v) to attempt to enforce any security interest in any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement, and (e) to enforce any of the Bank's rights to collect any of the Obligations.

      "Bank": The term "Bank" shall have the meaning given such term in the preamble.

      "Borrower": The term "Borrower" shall have the meaning given such term in the preamble.

      "Borrowing Base": The term "Borrowing Base" shall have the meaning given such term in Supplement A.

      "Borrowing Base Certificate": The term "Borrowing Base Certificate" shall have the meaning given such term in Section 2.5(c).

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      "Business Day":  Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to Eurodollar Advances, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

      "Cable": The term "Cable" shall mean Cable Distribution Systems, Inc., a Georgia corporation.

      "Capital Expenditure": Any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in clause (a), materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

      "Capitalized Lease": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

      "Code": The Internal Revenue Code of 1986, as amended, or any successor statute, together with the regulations thereunder.

      "Collateral": The term "Collateral" shall have the meaning given such term in Section 3.1.

      "Collateral Account(s)": The term "Collateral Account(s)" shall have the meaning given such term in Section 3.2(b).

      "Controlled Disbursement Account": The term "Controlled Disbursement Account" shall have the meaning given such term in Section 2.3(c).

      "Credit": The facility established under this Agreement pursuant to which the Bank will make Loans to the Borrower or issue Letters of Credit for the account of the Borrower.

      "Credit Amount": The term "Credit Amount" shall have the meaning given such term in Supplement A.

      "Default Rate": With respect to a Loan, the rate of interest which is applicable to such Loan after any amount thereof is not paid when due, as determined pursuant to Supplement A.

      "Disbursement Account(s)": The term "Disbursement Account(s)" shall have the meaning given such term in Section 2.3(b).

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      "EBITDA":  For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation, and amortization, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

      "Eligible Account Receivable": An Account Receivable owing to the Borrower which meets the following requirements:

             (a) it is genuine and in all respects what it purports to be;

             (b) it arises from either (i) the performance of services by the Borrower, which Services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (ii) the sale or lease of goods by the Borrower and (A) such goods comply with such Account Debtor's specifications (if any)and have been shipped to, or delivered to and accepted by, such Account Debtor, (B) the Borrower has possession of, or has delivered to the Bank, at the Bank's request, shipping and delivery receipts evidencing such shipment, delivery and acceptance, and C) such goods have not been returned to the Borrower;

             (c) it (i) is evidenced by an invoice rendered to the Account Debtor with respect thereto which (A) is dated not earlier than the date of shipment or performance and (B)has payment terms not unacceptable to the Bank; and (ii) meets the Eligible Account Receivable requirements set forth in Supplement A hereto;

             (d) it is not subject to any assignment, claim or Lien other than
(i) a Lien in favor of the Bank and (ii) Liens consented to by the Bank in writing;

             (e) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Bank identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

             (f) there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account Receivable in full when due;

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             (g) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower to the Bank of such Account Receivable;

             (h) the Account Debtor with respect thereto is not a Subsidiary, Related Party or Obligor, or a director, officer, employee or agent of the Borrower, a Subsidiary, Related Party or Obligor;

             (i) the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America unless the sale of goods giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Bank;

             (j) it does not arise from a "sale on approval," "sale or return" or "consignment," nor is it subject to any other repurchase or return agreement;

             (k) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower, any Subsidiary, Related Party or Obligor (or by any agent or custodian of the Borrower, any Subsidiary, Related Party or Obligor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

             (l) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Accounts Receivable;

             (m) the Account Debtor with respect thereto is not located in the States of Indiana, New Jersey or Minnesota, provided, however, that such restriction shall not apply if (i) the Borrower has filed and has effective a Notice of Business Activities Report with the appropriate office or agency of the States of Indiana, New Jersey or Minnesota, as applicable, for the then current year or (ii) the Borrower is exempt from the filing of such report;

             (n) it arises in the ordinary course of the Borrower's business;

             (o) if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account Receivable to the Bank pursuant to the Assignment of Claims Act of 1940 as amended

             (p) if the Bank, in its sole and absolute discretion, has established a credit limit for the Account Debtor with respect thereto, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit; and

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             (q) if it is evidenced by chattel paper or instruments, (i) the
Bank shall have specifically agreed to include such Account Receivable as an Eligible Account Receivable, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (iii) the originals of such chattel paper or instruments have been assigned and delivered to the Bank in a manner satisfactory to the Bank.

     An Account Receivable which is at any time an Eligible Account Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Bank at any time or times hereafter determines, in its sole and absolute discretion, that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account Receivable shall forthwith cease to be an Eligible Account Receivable.

      "Eligible Inventory": Inventory of the Borrower which meets the following requirements:

             (a) it is owned by the Borrower and is not subject to any prior assignment, claim or Lien other than (i) a Lien in favor of the Bank and (ii) Liens consented to by the Bank in writing;

             (b) if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused;

             (c) except as the Bank may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Bank's consent, such bailee, warehouseman or similar party has issued and delivered to the Bank, in form and substance acceptable to the Bank, such documents and agreements as the Bank may require, including, without limitation, warehouse receipts therefor in the Bank's name;

             (d) the Bank has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity;

             (e) it is not held by the Borrower on "consignment" and is not subject to any other repurchase or return agreement except an agreement pursuant to which the Inventory is returned for exchange or substitution in the ordinary course of business;

             (f) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

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             (g) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Inventory; and (h) it satisfies the Eligible Inventory Requirements, if any, set forth in Supplement A hereto.

     Inventory of the Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

      "Environmental Laws": The Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

      "Environmental Lien": A Lien in favor of any governmental entity for (a) any liability under any Environmental Law, or (b) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal, or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

      "Equipment": All equipment of the Borrower of every description, including, without limitation, fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefore and replacements thereof.

      "ERISA": The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with the regulations thereunder.

      "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

      "Eurodollar Advance": An Advance designated as such in a notice of borrowing under Section 2.5(a) or a notice of continuation or conversion under
Section 2.13.

      "Eurodollar Interbank Rate": The offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of an Eurodollar Rate Interest Period of a Eurodollar Advance, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Eurodollar Rate Interest Period of such Eurodollar Advance or the rate determined by the Bank at such time based on such other published service of general application as shall be

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selected by the Bank for such purpose.  If the Reuter Screen LIBO Page or such other service does not report such rates or such rates do not, in the judgment of the Bank, accurately reflect the rates of interest applicable to the Bank in the relevant markets, the rate for such Eurodollar Rate Interest Period shall be determined by the Bank based on rates offered to the Bank for United States Dollar deposits in the interbank eurodollar market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

      "Eurodollar Rate (Reserve Adjusted)": A rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) calculated for the Eurodollar Rate Interest Period of a Eurodollar Advance in accordance with the following formula:

                   ERRA  =  Eurodollar Interbank Rate
                                   1.00 - ERR

     In such formula, "ERR" means "Eurodollar Reserve Rate" and "ERRA" means "Eurodollar Rate (Reserve Adjusted)", in each instance determined by the Bank for the applicable Eurodollar Rate Interest Period. The Bank's determination of all such rates for any Eurodollar Rate Interest Period shall be conclusive in the absence of any manifest error.

      "Eurodollar Rate Interest Period": With respect to any Eurodollar Advance, the period which shall begin on (and include) the date of the initial borrowing of such Eurodollar Advance or the date of the conversion of any other type of Loan into a Eurodollar Advance or the date of the continuation of a Eurodollar Advance as a Eurodollar Advance upon the termination of the Eurodollar Rate Interest Period then applicable thereto and, unless the final maturity of such Eurodollar Advance is accelerated, shall end on (but exclude) the date which is one, two, three, six or twelve months thereafter as selected by the Borrower; provided, however, that: (x) any such Eurodollar Rate Interest Period which would otherwise end on a day not a Business Day shall end on the next succeeding Business Day unless such extension would cause the last day of such Eurodollar Rate Interest Period to fall in the next following calendar month, in which event the last day of such Eurodollar Rate Interest Period shall occur on the next preceding Business Day; (y) no Eurodollar Rate Interest Period may end later than the scheduled Termination Date; and (z) any Eurodollar Rate Interest Period which begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Rate Interest Period) shall end on the last Business Day of the calendar month at the end of such Eurodollar Rate Interest Period.

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      "Eurodollar Reserve Rate":  A percentage equal to the daily average during such Eurodollar Rate Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Requirement shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Advances.

      "Event of Default": The term "Event of Default" shall have the meaning given such term in Section 7.1.

      "Excess Cash Flow": For any period of determination, the total of (a) consolidated net income of the Borrower and the Subsidiaries, excluding therefrom (to the extent included) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory), plus
(b) the sum of (i) amortization and (ii) depreciation minus (c) the sum of (i) Capital Expenditures, (ii) mandatory payments on Indebtedness and (iii) any net positive change in Consolidated Working Capital (not including changes in cash or borrowings from the Bank) for such period, all as determined in accordance with GAAP.

      "Federal Reserve Board": The Board of Governors of the Federal Reserve System or any successor thereto.

      "GAAP": Generally accepted accounting principles promulgated by the Financial Accounting Standards Board, as applied in the preparation of the audited financial statement of Americable referred to in Section 4.6.

      "General Intangibles": All of the Borrower's intangible personal property including things in action, causes of action and all other personal property of the Borrower of every kind and nature (other than goods, accounts, chattel paper, documents, instruments and money) including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, security interests, security deposits or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of the Accounts Receivable, any other rights to payment, including, without limitation, rights to reimbursement or indemnification, and any other rights of whatsoever nature.

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      "Guarantor":  Americable and Cable.

      "Guaranty Documents": The Americable Loan Agreement and the Americable Guaranty.

      "Hazardous Materials": Any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law including, without limitation, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. section 2011 et. seq., as amended or hereafter amended, and asbestos in any form or condition.

      "Indebtedness": Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) any obligation secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not such obligation shall have been assumed and whether or not such obligation is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of business; (d) any obligation as lessee under any Capitalized Lease; (e) any guaranty, endorsement or other contingent obligation in respect to Indebtedness of others; and (f) any undertaking or agreement to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

      "Indemnified Liabilities": The term "Indemnified Liabilities" shall have the meaning given such term in Section 10.2.

      "Indemnitees": The term "Indemnitees" shall have the meaning given such term in Section 10.2.

      "Inventory": Any and all of the Borrower's goods, including, without limitation, goods in transit, wheresoever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to an Account Receivable, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Bank, or at any time hereafter in the possession or under the control of the Borrower or the Bank, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

      "Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real and personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

      "L/C Draft":  A draft drawn on the Bank pursuant to a Letter of Credit.

      "Letter of Credit": A letter of credit issued by the Bank on the Application of the Borrower.

      "Letter of Credit Obligations": An amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (a) the amount of any reduction(s) in the original face amount of any Letter of Credit which did not result from a draw made under such Letter of Credit, (b) the amount of any payments made by the Bank with respect to a Letter of Credit or L/C Draft for which the Borrower has reimbursed the Bank and (c) the undrawn portion of any issued, but expired, Letter of Credit plus the amount of any increase(s) in the original face amount of any Letter of Credit. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of an L/C Draft shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

      "Lien": Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

      "Loan": Loan referred to in Section 2.1, and any other loans or advances made to the Borrower by the Bank under or pursuant to this Agreement.

      "Loan Account": The term "Loan Account" shall have the meaning given such term in Section 2.3(a).

      "Loan Availability": The lesser of (a) the Credit Amount minus the Letter of Credit Obligations and (b) the Borrowing Base minus the Letter of Credit Obligations.

      "Loan Documents": This Agreement, any Note, the Guaranty Documents, the Subordination Agreement and each other instrument, document, guaranty, mortgage, deed of trust, chattel mortgage, pledge, power of attorney, consent, assignment, contract, notice, security agreement, lease, financing statement, subordination agreement, trust account agreement, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or the Collateral.

      "Note": Any promissory note of the Borrower evidencing any loan or advance (including but not limited to the Loans) made by the Bank to the Borrower pursuant to this Agreement.

      "NSU":  North Star Universal, Inc., a Minnesota corporation.

      "Obligations": All of the liabilities, obligations and indebtedness of the Borrower or the Guarantor to the Bank of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including, without limitation, (a) the Borrower's and the Guarantors' obligations under the Loan Documents or the Americable Loan Documents, including obligations of performance, (b) the Borrower's and the Guarantor's obligations with respect to any "Letter of Credit" or any "Application" described in this Agreement or the Americable Loan Agreement, and (c) interest, charges, expenses, Attorneys' Fees and other sums chargeable to the Borrower or the Guarantor by the Bank under the Loan Documents or the Americable Loan Documents. "Obligations" shall also include any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing.

      "Obligor": The Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants to the Bank a Lien on any property of such Person as security for any of the Obligations.

      "Occupational Safety and Health Law": The Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

      "Over Advance": The term "Over Advance" shall have the meaning given such term in Section 2.8.

      "Overdraft Loan": The term "Overdraft Loan" shall have the meaning given such term in Section 2.7.

      "Participant": Any Person, now or at any time or times hereafter, participating with the Bank in the Loans made to the Borrower hereunder.

      "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto or to the functions thereof.

      "Person": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision thereof, or any other entity, whether acting in an individual, fiduciary or other capacity

      "Plan": An employee benefit plan or other plan, maintained for employees of the borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or
Section 412 of the Code.

      "Reference Rate": The rate of interest from time to time publicly announced by the Bank as its "reference rate." The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

      "Reference Rate Advance": An Advance designated as such in a notice of borrowing under Section 2.5(a) or a notice of continuation or conversion under
Section 2.13.

      "Related Party": Any Person (other than a Subsidiary): (a) which directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower, or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Reportable Event": A reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC, by regulation, has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

      "Revolving Loan": The term "Revolving Loan" shall have the meaning given such term in Section 2.1.

      "Subordinated Debt": All Indebtedness of the Borrower to Americable which is subordinated pursuant to the Subordination Agreement and that portion of any liabilities, obligations or Indebtedness of the Borrower which contains terms satisfactory to the Bank and is subordinated, in a manner satisfactory to the Bank, as to right and time of payment of principal and interest thereon, to any and all of the Obligations.

      "Subordination Agreement": The Subordination Agreement dated as of the date hereof among the Borrower, Americable and the Bank and each of the other documents delivered in connection therewith.

      "Subsidiary": Any Person of which or in which the described Person and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

      "Supplemental Documentation": The term "Supplemental Documentation" shall have the meaning given such term in Section 3.5.

      "Tangible Capital Base": The total of (a) Tangible Net Worth, plus (b) Subordinated Debt plus (c) the aggregate unpaid accrued interest on all Subordinated Debt of the Borrower owing to Americable, plus or minus (as the case may be) (d) the Borrower's foreign exchange translation adjustment for the conversion of Canadian dollars into United States dollars.

      "Tangible Net Worth": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the common stock, preferred stock, additional paid-in capital, and retained earnings of the Borrower (excluding treasury stock), less the book value of all assets of the Borrower and its consolidated Subsidiaries that would be treated as intangible assets under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expense and unamortized deferred charges.

      "Taxes": With respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

      "Termination Date": June 30, 1998, or such later date to which the Termination Date may be extended pursuant to Section 12.6.

      "Third Party Collateral": Any property of any Person other than the Borrower which secures payment or performance of any Obligations.

      "UCC": The Uniform Commercial Code as in effect in the State of Minnesota and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

      "Unmatured Event of Default": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

      "Unused Credit Amount": The Credit Amount minus the sum of (a) the outstanding principal balance of the Loans plus (b) the Letter of Credit Obligations.

      1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles V and VI) shall be made in accordance with GAAP consistently applied. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower and the Subsidiaries in accordance with GAAP.

      1.3 Computation of Time Periods. For purposes of this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated, the word "from" means "from and including" and the words "to" or "until" mean "to but excluding."

      1.4    Other Definitional Provisions.   Unless otherwise defined herein,
all terms defined in this Agreement shall have such defined meanings when used in any other Loan Document. Terms used in this Agreement which are defined in any Supplement, Exhibit or Schedule hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement, Exhibit or Schedule. Other terms used in this Agreement shall, unless the context otherwise indicates, have the meanings given such terms in the Minnesota Uniform Commercial Code to the extent the same are used or defined therein. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Reference to "this Agreement" shall include the provisions of Supplement A hereto. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

      ARTICLE II  LOANS; LETTERS OF CREDIT; OTHER MATTERS

      2.1    Loans.

             (a) Subject to the terms and conditions of the Loan Documents, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such loans or advances (individually, a " Revolving Loan" and collectively, the "Revolving Loans") to the Borrower as the Borrower may from time to time request, up to but not in excess of the Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, reborrowed to the Termination Date unless the Credit extended under this Agreement is otherwise terminated as provided in this Agreement.

             (b) In the event the aggregate outstanding principal balance of the Revolving Loans exceeds the Loan Availability, the Borrower shall, unless the Bank shall otherwise consent, immediately and without notice of any kind, make such payments or take such other action as shall be necessary to eliminate such excess.

       (c) The Revolving Loans shall be constituted of Eurodollar Advances and Reference Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total of outstanding Eurodollar Advances shall not exceed $500,000 at any one time. Each Eurodollar Advance shall be in a minimum amount of $100,000 or in an integral multiple of $100,000 above such amount.

       (d) All Loans and other Obligations hereunder shall be paid by the Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement.

      2.2    Letters of Credit.

       (a) In addition to Loans made pursuant to Section 2.1, the Bank will, upon receipt of duly executed Applications and such other documents, instruments and/or agreements as the Bank may require, issue Letters of Credit on such terms as are satisfactory to the Bank; provided, however, that no Letter of Credit will be issued if, before or after taking such Letter of Credit into account, the Letter of Credit Obligations exceeds the least of (i) $500,000, (ii) the Credit Amount minus the outstanding principal balance of the Loans and (iii) the Borrowing Base minus the outstanding principal balance of the Loans.

       (b) The Borrower agrees to pay the Bank on demand, the Bank's standard administrative operating fees and charges in effect from time to time for issuing and administering any Letters of Credit. The Borrower further agrees to pay the Bank a commission on the undrawn amount of each Letter of Credit and on each L/C Draft accepted by the Bank in such amount(s) as may from time to time be established by the Bank. Such commissions shall be paid at such frequency as the Bank shall determine. The Bank may provide for the payment of any fees, charges or commission due by charging a Disbursement Account or any other account of the Borrower with the Bank, or advancing the amount thereof to the Borrower as a Revolving Loan.

       (c) The Borrower agrees to reimburse the Bank on demand for each payment made by the Bank under or pursuant to any Letter of Credit or L/C Draft. The Borrower further agrees to pay to the Bank on demand, interest at the Default Rate, on any amount paid by the Bank under or pursuant to any Letter of Credit or L/C Draft from the date of payment until the date of reimbursement to the Bank. The Bank may provide for such reimbursement or payment of interest by charging a Disbursement Account or any other account of the Borrower with the Bank or advancing the amount thereof to the Borrower as a Revolving Loan.

       (d) Notwithstanding anything to the contrary herein or in any Application of the Borrower, upon the occurrence of an Event of Default, an amount equal to the aggregate amount of the outstanding Letter of Credit Obligations shall, at the Bank's option and without further notice to the Borrower, be deemed (as between the Bank and the Borrower) to have been paid or disbursed by the Bank under the Letters of Credit and L/C Drafts accepted by the Bank notwithstanding that such amounts may not in fact have been so paid or disbursed, and a Loan to the Borrower, in the amount of such Letter of Credit Obligations, to have been made and accepted, which Loan shall be immediately due and payable. In lieu of the foregoing, at the election of the Bank at any time (whether before or after an Event of Default), the Borrower shall, upon the Bank's demand, deliver to the Bank cash or other Collateral of a type satisfactory to the Bank having a value, as determined by the Bank, equal to the aggregate Letter of Credit Obligations. Any such Collateral and/or any amounts received by the Bank in payment of the Loan made pursuant to this paragraph (d) shall be held by the

Bank in a Collateral Account or a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Bank as collateral security for the Borrower's Obligations. Such amounts shall not be used by the Bank to pay any amounts drawn or paid under or pursuant to any Letter of Credit or L/C Draft but may be applied to reimburse the Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts which the Bank has paid or, if no such reimbursement is required, to payment of such other Obligations as the Bank shall determine. Any amounts remaining in any cash collateral account established pursuant to this paragraph (d) following payment in full of all Obligations which are not (as determined by the Bank) to be applied to reimburse the Bank for amounts actually paid by the Bank in respect of a Letter of Credit or L/C Draft shall be returned to the Borrower (after deduction of the Bank's expenses).

      2.3    Loan Account; Disbursement Account; Controlled Disbursement
Account.

       (a) Loan Account. The Bank shall establish or cause to be established on its books in the Borrower's name one or more accounts (the "Loan Account") to evidence Loans made to the Borrower. Any amounts advanced as Loans hereunder which are credited to the Borrower's Disbursement Account, together with any other amounts advanced to the Borrower as a Loan pursuant to this Agreement, will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof.

       (b) Disbursement Accounts. Unless otherwise provided in this Agreement, the Bank will credit or cause to be credited to a commercial account (the "Disbursement Account" and collectively, the "Disbursement Accounts") maintained by the Borrower at the Bank's First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 office the amount of any sums advanced as Loans hereunder.

       (c) Controlled Disbursement Account. If required by the Bank, the Borrower shall maintain a commercial account (the "Controlled Disbursement Account") with First Bank Montana, National Association, 235 First Street, Havre, Montana 59501 into which deposits from the Disbursement Account may be authorized by the Bank and from which the Borrower may draw checks for corporate purposes.

      2.4    Interest; Nonuse Fee.

       (a) Interest. The outstanding principal balance of each Loan to the Borrower hereunder shall bear interest at the rate(s) applicable to such Loan indicated in Supplement A; provided, however, that no provision of this Agreement or any Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of such Loan. Interest on the unpaid principal of any Loan shall accrue from the date such Loan is made to the date such Loan is paid. Interest shall be paid by the Borrower on the last day of each month, commencing on the first such day to occur after the date hereof, and on maturity. After maturity of any Loan, whether by acceleration or otherwise, interest shall be payable on demand. The Bank may provide for the payment of any unpaid accrued interest by charging a Disbursement Account or any other bank account maintained by the Borrower with the Bank or advancing the amount thereof to the Borrower as a Loan.

       (b) Interest After Default. If any Loan or any amount thereof is not paid in full when due, whether by acceleration or otherwise, the entire unpaid principal balance of such Loan shall bear interest at the Default Rate applicable to such Loan.

       (c) Nonuse Fee. The Borrower shall pay to the Bank a nonuse fee for the period from the date hereof to the date the Credit terminates in an amount equal to one-quarter of one percent (1/4%) of the average daily Unused Credit Amount. The nonuse fee shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of the Loans. The nonuse fee shall be paid by the Borrower on the last day of each March, June, September and December, commencing on the first such day to occur after the date hereof, and on the date the Credit terminates for the period then ended. The Bank may provide for the payment of any unpaid nonuse fee by charging a Disbursement Account or any other bank account maintained by the Borrower with the Bank or advancing any amount thereof to the Borrower as a Revolving Loan.

      2.5  Requests for Loans; Borrowing Base Certificates; Other Information.

           (a) Any request by the Borrower for a Loan, except for Overdraft Loans, shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

                (i) 1:00 p.m., Minneapolis time, on the date of the requested Loan, if the Loan shall be comprised of Reference Rate Advances; or

                (ii) 11:00 a.m., Minneapolis time, two Business Days prior to the date of the requested Loan, if the Loan shall be, or shall include, a Eurodollar Advance.

     Each request for a Loan shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Loan and the type or types of Advances comprising such Loan, and (iii) if such Loan shall include Eurodollar Advances, the initial Eurodollar Rate Interest Periods for such Advances.
Unless the Bank determines that any applicable condition specified in Article VI has not been satisfied, the Bank will make the amount of the requested Loan available to the Borrower at the Bank's principal office in Minneapolis, Minnesota, in immediately available funds not later than 2:00 p.m., Minneapolis time, on the date requested. Failure to confirm any such telephonic notice or otherwise comply with the provisions of this Section 2.5(a) shall not in any manner affect the obligations of the Borrower to repay such Loan in accordance with the terms of this Agreement.

             (b) In the event that the Borrower shall at any time, or from time to time, (I) make a request for a Loan hereunder, or (ii) be deemed to have requested an Overdraft Loan, the Borrower agrees to forthwith provide the Bank with such information, at such frequency and in such format, as is required by the Bank, such information to be current as of the time of such request.

       (c) The Borrower further agrees to provide to the Bank a current borrowing base certificate ("Borrowing Base Certificate") within 15 days after the end of each month and at such other times as the Bank may request. The Borrowing Base Certificate shall be in substantially the form of Exhibit A, executed and certified as accurate by such person or persons as the Borrower designates in writing to the Bank pursuant to duly adopted resolutions of the Borrower's Board of Directors authorizing such action.

       (d) The Borrower shall provide the Bank with documentation satisfactory to the Bank indicating the names of those employees of the Borrower authorized by the Borrower to sign Borrowing Base Certificates, among other things, and/or to make a telephone request for a Loan, and/or to authorize disbursement of the proceeds of a Loan by wire transfer or otherwise, and the Bank shall be entitled to rely upon such documentation until notified in writing by the Borrower of any change(s) in the names of persons so authorized. The Bank shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans or disbursements of Loan proceeds by telephone and the Borrower shall be bound thereby in the same manner as if the person were actually so authorized. The Borrower agrees to indemnify and hold the Bank harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys' Fees) which may arise or be created by the acceptance of instructions for making or paying Loans or wire transfers by telephone.

      2.6 Notes. Except to the extent a Loan may, in the Bank's sole and absolute discretion, be evidenced by a Note, all Loans and payments hereunder shall be recorded on the Bank's books, which shall be rebuttable presumptive evidence of the amount of such Loans outstanding at any time hereunder. The Bank will account monthly as to all Loans and payments hereunder and each monthly accounting will be fully binding on the Borrower unless, within 15 days following the Borrower's receipt thereof, the Borrower shall provide the Bank with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, the failure of the Bank to record the date and amount of any Loan hereunder shall not limit or otherwise affect the obligation of the Borrower to repay any such Loan.

      2.7 Overdraft Loans. The Bank, in its sole and absolute discretion and subject to the terms hereof, may make a Revolving Loan to the Borrower in an amount equal to the amount of any overdraft which may from time to time exist with respect to any Disbursement Account or any other bank account which the Borrower may now hereafter have with the Bank. The existence of such overdraft shall be deemed to be a request by the Borrower for such Revolving Loan. The Borrower acknowledges that the Bank is under no duty or obligation to make any Revolving Loan to the Borrower to cover any overdraft. The Borrower further agrees that an overdraft shall constitute a separate Revolving Loan under this Agreement (an "Overdraft Loan"), which shall bear, from the date on which the overdraft occurred until paid, interest in an amount equal to the greater of 130% of the highest rate of interest then charged for Revolving Loans (other than Overdraft Loans) made hereunder, or $50.00 per day. If the Bank, in its sole and absolute discretion, decides not to make a Revolving Loan to cover part or all of any overdraft, the Bank may return any check(s) which created such overdraft.

      2.8 Over Advances. The Bank, in its sole and absolute discretion, may make Revolving Loans to the Borrower, either at the Borrower's request or to pay amounts due to the Bank under this Agreement or any other Loan Document, in excess of the Loan Availability or permit the total Revolving Loans to at any time exceed the Loan Availability (such excess Obligations are hereinafter referred to as "Over Advances") and no such event or occurrence shall cause or constitute a waiver by the Bank of its right to refuse to make any further Revolving Loan or issue, or cause to be issued, any Letters of Credit at any time that an Over Advance exists or would result therefrom. During any period in which an Over Advance exists, the amount of the Over Advances shall bear interest at a rate equal to 130% of the highest rate of interest then charged for Revolving Loans made hereunder.

      2.9 All Loans One Obligation. All Loans under this Agreement shall constitute one Loan, and all Indebtedness and other Obligations shall constitute one general obligation secured by the Bank's Lien on all of the Collateral and Third Party Collateral and by all other Liens heretofore, now or at any time or times hereafter granted by the Borrower or any other Obligor to the Bank. The Borrower agrees that all of the rights of the Bank set forth in the Loan Documents shall, unless otherwise agreed to in writing, apply to any modification of or supplement to the Loan Documents.

      2.10   Making of Payments; Application of Collections; Charging of
Accounts.

       (a) All payments hereunder (including payments with respect to any Notes) shall be made without set-off or counterclaim and shall be made to the Bank in immediately available funds (or as the Bank may otherwise consent) prior to 12:30 p.m., Minneapolis time, on the date due at its office at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or at such other place as may be designated by the Bank to the Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of payment of interest or any fees.

       (b) The Borrower authorizes the Bank to, and the Bank will, subject to the provisions of this Section 2.10(b), apply the whole or any part of any amounts received by the Bank (whether deposited in a Collateral Account or otherwise received by the Bank) from the collection of items of payment and proceeds of any Collateral or Third Party Collateral against the principal and/or interest of any Loans made hereunder and/or any other Obligations, whether or not then due, in such order of application as the Bank may determine, unless such payments or proceeds are, in the Bank's sole and absolute discretion, released to the Borrower; provided, however, that no checks, drafts or other instruments received by the Bank shall constitute final payment to the Bank unless and until such item of payment has actually been collected. All items or amounts which are delivered to the Bank by or on behalf of the Borrower or any Obligor or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral or Third Party Collateral (including any items or amounts which may have been deposited to a Collateral Account) may from time to time, in the Bank's sole and absolute discretion, be released to the Borrower or may be applied by the Bank towards such of the Obligations, whether or not then due, in such order of application as the Bank may determine. Notwithstanding anything to the contrary herein, (i) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of an Event of Default hereunder, shall be deemed received upon actual receipt by the Bank unless the same is subsequently dishonored for any reason whatsoever, (ii) for purposes of determining whether, under Sections 2.1 and 2.2, there is availability for Revolving Loans or Letters of Credit, all cash, checks, instruments and other items of payment shall be applied against the Obligations on the second Business Day following receipt thereof by the Bank, and (iii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Obligations on the second Business Day following receipt thereof by the Bank.

       (c) The Borrower hereby authorizes the Bank and the Bank may, in its sole and absolute discretion, charge to the Borrower, at any time, all or any portion of any of the Obligations (and interest, if any, thereon) including, without limitation, any Attorneys' Fees and other costs and expenses of the Bank for which the Borrower is liable pursuant to the terms of the Loan Documents, by charging a Disbursement Account or any other bank account of the Borrower with Bank or by advancing the amount thereof to the Borrower as a Revolving Loan; provided, however, that the provisions of this Section 2.10(c) shall not affect the Borrower's obligation to pay when due all amounts payable by the Borrower under any of the Loan Documents whether or not there are sufficient funds therefor in the Disbursement Accounts or any such other bank account of the Borrower with the Bank, or sufficient Loan Availability.

      2.11 Bank's Election Not to Enforce. Notwithstanding any term or condition of this Agreement to the contrary, the Bank, in its sole and absolute discretion, at any time and from time to time may suspend or refrain from enforcing any or all of the restrictions imposed in this Section 2 but no such suspension or failure to enforce shall impair the Bank's right and power under this Agreement to refrain from making a Loan or issuing, or causing to be issued, a Letter of Credit requested by the Borrower if all conditions precedent to the Bank's obligation to make such Loan or issue, or cause to be issued, such Letter of Credit have not been satisfied.

      2.12 Reaffirmation. Each Loan or Letter of Credit requested by the Borrower pursuant to this Agreement shall constitute an automatic certification by the Borrower to the Bank that (a) all of the representations and warranties of the Borrower in each of the Loan Documents are true and correct on the date of such request to the same extent as if made on such date except for such changes as are specifically permitted thereunder and (b) immediately before and after making the requested Loan or issuing, or causing to be issued, the requested Letter of Credit, no Event of Default or Unmatured Event of Default then exists or would result therefrom.

      Section 2.13 Continuation or Conversion of Loans. The Borrower may elect to:

       (a) continue any outstanding Eurodollar Advance from one Eurodollar Rate Interest Period into a subsequent Eurodollar Rate Interest Period to begin on the last day of the earlier Eurodollar Rate Interest Period; or (b) convert any outstanding Advance into another type of Advance (on the last day of an Eurodollar Rate Interest Period only, in the instance of a Eurodollar Advance), by giving the Bank telephonic notice promptly confirmed in writing given so as to be received by the Bank not later than: (r) 1:00 p.m., Minneapolis time, on the date of the requested continuation or conversion if the continuing or converted Advance shall be a Reference Rate Advance; or (s) 11:00 a.m.,

Minneapolis time, two Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Eurodollar Advance. Each notice of continuation or conversion of an Advance shall specify: (x) the effective date of the continuation or conversion date (which shall be a Business Day); (y) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set for in Section 2.1.1(c)); and (z) for continuation as, or conversion into, Eurodollar Advances, the Eurodollar Rate Interest Periods for such Advances. Absent timely notice of continuation or conversion, each Eurodollar Advance shall automatically convert into a Reference Rate Advance on the last day of an applicable Eurodollar Rate Interest Period, unless paid in full on such last day. No Advance shall be continued as, or converted into, a Eurodollar Advance if the shortest Eurodollar Rate Interest Period for such Advance may not transpire prior to the Termination Date or if an Event of Default or Unmatured Event of Default shall exist.

      Section 2.14 Funding Losses. The Borrower will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Advance) as a consequence of: (a) any failure of the Borrower to make any payment when due of any amount due hereunder or under any Note; (b) any failure of the Borrower to borrow, continue or convert an Advance on a date specified therefor in a notice thereof; or (c) any payment (including, without limitation, any payment pursuant to Section 2.1(b) or Section 2.14), prepayment or conversion of any Eurodollar Advance on a date other than the last day of the Eurodollar Rate Interest Period for such Advance. Any demand made by the Bank pursuant to this Section 2.14 shall be accompanied by a calculation, in reasonable detail, of the amount demanded. Determinations by the Bank for purposes of this Section 2.14 of the amount required to indemnify the Bank shall be conclusive in the absence of manifest error.

      Section 2.15 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

       (a) any tax, duty or other charge with respect to any Loan, the Note or this Agreement is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of any Loan or of the Non-Use Fee (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

       (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

       (c) any increase in the amount of capital required or expected to be maintained by the Bank or any person controlling the Bank is imposed, modified or deemed applicable; or

       (d) any other condition affecting this Agreement is imposed on the Bank or the relevant funding markets; and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Revolving Loans or this Agreement is increased, or the amount of any sum receivable by the Bank hereunder or under the Note is reduced; then, the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling person in the instance of (iii) above) on an after-tax basis for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the "Eurodollar Reserve Rate"). Determinations by the Bank for purposes of this Section of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

     Section 2.16 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

       (a) deposits of the necessary amount for the relevant Eurodollar Rate Interest Period for any Eurodollar Advance are not available to the Bank in the relevant market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Interbank Rate for such Eurodollar Rate Interest Period;

       (b) the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making or funding the Eurodollar Advance for its relevant Eurodollar Rate Interest Period; or

       (c) the making or funding of Eurodollar Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Advances or the Bank's obligation to make Advances or the relevant market; the Bank shall promptly give notice of such determination to the Borrower, and
(i) any notice of a new Eurodollar Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Reference Rate Advance and (ii) the Borrower shall be obligated to either prepay in full any outstanding Eurodollar Advances without premium or penalty on the last day of the current Eurodollar Rate Interest Period with respect thereto or convert any such Eurodollar Advance to a Reference Rate Loan Advance on such last day.

      Section 2.17 Illegality. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any Eurodollar Advance, the obligation of the Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event such make it unlawful or impossible for the Bank to continue any Eurodollar Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower thereof in writing, and the Borrower shall, at the time notified by the Bank, either convert each such unlawful Advance to a Reference Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.14.

      Section 2.18 Discretion of the Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans made by it in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Advance during the Eurodollar Rate Interest Period for such Advance through the purchase of deposits having a term corresponding to such Eurodollar Rate Interest Period and bearing an interest rate equal to the Eurodollar Interbank Rate for such Eurodollar Rate Interest Period (whether or not the Banks shall have granted any participations in such Loans)".

      ARTICLE III  COLLATERAL

      3.1 Grant of Security Interest. As security for the payment of all Loans now or hereafter made by the Bank to the Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all other Obligations, the Borrower hereby grants to the Bank a security interest in and to the following property of the Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "Collateral"):

             (a) Accounts Receivable (whether or not Eligible Accounts Receivable), including all other rights and interests (including all liens and security interests) that the Borrower may at any time have by law or agreement against any Account Debtor or other obligor obligated to make any such payment or against any of the property of such Account Debtor or other obligor;

             (b) Equipment and fixtures, including all accessories, parts and other property at any time affixed thereto or used in connection therewith;

             (c) Inventory (whether or not Eligible Inventory), including, without limitation, all cables, cable assemblies, cable accessories, patch panels, connectors, blocks, network devices, signal changers, cabinets, racks, tools and production supplies;

             (d) General Intangibles;

             (e) documents;

             (f) all chattel paper and instruments evidencing, arising out of or relating to any obligation to the Borrower for goods sold or leased or services rendered or otherwise arising out of or relating to any property described in clauses (a) through (e) above;

             (g) goods, instruments, documents or chattel paper that are in the possession or control of, or in transit to, the Borrower or any agent or bailee for the Bank for any reason and all interest on, dividends and distributions and other rights in connection with such property, and any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of the Borrower now or hereafter with the Bank and any and all property of every kind or description of or in the name of the Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, in transit to or standing to the Borrower's credit on the books of, the Bank or any agent or bailee for the Bank or any Participant;

             (h) all interest of the Borrower in any goods the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, General Intangibles or any chattel paper or instruments referred to in clause
(f) above;

             (i) any and all other property of the Borrower of any kind or description, including, without limitation, real estate of the Borrower, subject to a separate mortgage, pledge or security interest in favor of the Bank or in which the Bank now or hereafter has or acquires a security interest securing any Obligations, pursuant to any written agreement or instrument other than this Agreement;

             (j) all replacements, substitutions, additions or accessions to or for any of the foregoing;

             (k) to the extent related to the property described in clauses (a) through (j) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of the Borrower or any computer bureau from time to time acting for the Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

             (l) all proceeds (including, without limitation, any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by the Borrower and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

      3.2    Accounts Receivable.

             (a) If the Bank directs, the Borrower shall notify the Bank immediately of all disputes and claims by any Account Debtor; provided, however, that the Borrower shall notify the Bank immediately of all disputes and claims in excess of $50,000 by any Account Debtor. The Borrower shall settle or adjust any and all such disputes and claims at no expense to the Bank. If the Bank directs, no discount or credit allowance shall be granted thereafter by the Borrower to any Account Debtor. All Account Debtor payments and all net amounts received by the Bank in settlement, adjustment or liquidation of any Account Receivable may be applied by the Bank to the Borrower's Obligations or credited to a Disbursement Account (subject to collection), as the Bank may deem appropriate, as more fully described in Section 2.10. If requested by the Bank, the Borrower will make proper entries in their books, disclosing the assignment of Accounts Receivable to the Bank.

             (b) Unless otherwise consented to by the Bank, the Borrower will, forthwith upon receipt by the Borrower of all checks, drafts, cash and other remittances in payment or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral, deposit the same into one or more special bank accounts (each, a "Collateral Account" and collectively, the "Collateral Accounts") with the Bank or such other bank or financial institution as the Bank shall consent, over which the Bank alone has power of withdrawal, and will designate with each such deposit the particular Accounts Receivable or other item of Collateral upon which the remittance was made including, without limitations, the "Collateral Account" No. __________ established pursuant to that certain Collateral Account and Disbursement Account Agreement dated
May 28, 1993 among Americable, Borrower, Cable and the Bank. The Borrower acknowledges that the maintenance of the Collateral Accounts is solely for the convenience of the Bank in facilitating its own operations and the Borrower does not and shall not have any right, title or interest in the Collateral Accounts or in the amounts at any time appearing to the credit thereof. Said proceeds shall be deposited in precisely the form received except for the Borrower's endorsement where necessary to permit collection of items, which endorsement the Borrower agrees to make. Pending such deposit, the Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of their funds or property, but will hold them separate and apart therefrom and upon an express trust for the Bank until deposit thereof if made in a Collateral Account. During any period in which the outstanding principal balance of the Revolving Loans is zero, the Bank may, in its sole and absolute discretion, either release to the Borrower the whole or any part of any amounts received by the Bank from the collection of items of payment and proceeds of any Collateral or Third Party Collateral or deposit the same into a separate interest bearing account appropriately designated as a cash collateral account in relation to this Agreement and retained by the Bank as collateral security for the Borrower's Obligations in respect of this Agreement. Upon the full and final liquidation of all Obligations, the Bank will pay over to the Borrower any excess amounts received by the Bank as payment or proceeds of Collateral, whether received by the Bank as a deposit in a Collateral Account or received by the Bank as a direct payment on any of the sums due hereunder.

             (c) If any Accounts Receivable, chattel paper or General Intangible arises out of contracts with the United States or any department, agency, or instrumentality thereof, the Borrower will, unless the Bank shall otherwise agree, immediately notify the Bank in writing and execute any instruments and take any steps required by the Bank in order that all monies due and to become due under such contracts shall be assigned to the Bank and notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended.

             (d) If any Accounts Receivable is evidenced by chattel paper or instruments, the Borrower will, unless the Bank shall otherwise agree, deliver the originals of same to the Bank, appropriately endorsed to the Bank's order and, regardless of the form of such endorsement, the Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

      3.3    Inventory.

             (a) Unless the Bank shall otherwise agree, if the Borrower sells Inventory for cash, all full and partial payments therefor shall immediately be delivered by the Borrower to the Bank in their original form for deposit in a Collateral Account or other application to reduction of the Obligations. All such cash shall be held by the Borrower in trust for the Bank and shall be remitted to the Bank at the end of the day received or at such other time as the Bank may designate.

             (b) The Bank shall not be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. The Bank shall not be responsible for collection of any proceeds or for losses in collected proceeds held by the Borrower in trust for the Bank. Any and all risk of loss for any or all of the foregoing shall be upon the Borrower except for such loss as shall result from the Bank's gross negligence or willful misconduct.

             (c) The Borrower shall, upon acquiring an interest in any Inventory, deliver to the Bank schedules of such Inventory, together with supplier's invoices, warranties, production, cost and other records as the Bank may request. If requested by the Bank, the Borrower shall deliver to the Bank schedules of the sale of any Inventory immediately upon its sale. Any material change in the value or condition of any Inventory and any errors discovered in schedules delivered to the Bank shall be reported to the Bank immediately.

             (d) The Borrower shall (i) notify the Bank immediately if the Borrower obtains possession (by return, repossession or otherwise) of any Inventory which has been sold and shall inform the Bank of the identity of the returned or repossessed Inventory, the applicable Account Debtor and the amount of the applicable Account Receivable; (ii) receive such Inventory in trust; and
(iii) resell such Inventory for the Bank unless instructed to deliver it to the Bank.

      3.4    Equipment.

             (a) In the event any Equipment is sold, transferred or otherwise disposed of, unless the Bank shall agree otherwise, the Borrower shall deliver all of the proceeds of any such sale, transfer or disposition to the Bank, which proceeds shall be deposited in a Collateral Account or otherwise applied to the repayment of the Obligations.

             (b) The Borrower will, upon request of the Bank, submit to the Bank a current listing of all of the Borrower's Equipment which listing shall indicate the type, model, serial number and location of such Equipment.

      3.5 Supplemental Documentation. At the Bank's request, the Borrower shall execute and/or deliver to the Bank, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or requested by the Bank to perfect and maintain perfected the Bank's security interest in the Collateral (all the above hereinafter referred to as "Supplemental Documentation"), in form and substance acceptable to the Bank, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the same. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Bank in its sole and absolute discretion, may elect. The Borrower agrees that a carbon, photographic, photostatic, and other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

      3.6 Power of Attorney. The Borrower irrevocably designates, makes, constitutes, and appoints the Bank (and all Persons designated by the Bank) as the Borrower's true and lawful attorney (and agent-in-fact) and the Bank, or the Bank's agent, may, without notice to the Borrower:

             (a) at such time or times hereafter as the Bank or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Bank's name, (i) notify the post office authorities to change the address for delivery of the Borrower's mail to an address designated by the Bank; (ii) receive, open and dispose of all mail received at the address of the Borrower; (iii) notify and/or require the Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of the Bank's Lien thereon and of the collateral assignment thereof to the Bank; (iv) direct and/or require the Borrower to direct, any Account Debtor or other Person obligated under or in respect of any Collateral, to make payment directly to the Bank of any amounts due or to become due thereunder or with respect thereto; (v) use the Borrower's stationery and sign the name of the Borrower to request verification of Accounts Receivable or other Collateral from Account Debtors; (vi) endorse the Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of the Bank or under the Bank's control and apply such payment or proceeds to the Obligations; (vii) endorse the Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in the Bank's possession relating to Accounts Receivable, Inventory Equipment or any other Collateral; (viii) use the information recorded on or contained in any data processing equipment and computer hardware and software to which the Borrower has access relating to Accounts Receivable, Inventory, Equipment and/or other Collateral; (ix) if not done by the Borrower, do all acts and things necessary, in the Bank's sole and absolute discretion, to fulfill the Borrower's obligations under this Agreement; and;

             (b) at such time or times after the occurrence of an Event of Default, as the Bank or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Bank's name: (i) demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto; (ii) settle, adjust, compromise, extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral; (iii) enforce, by suit or otherwise, payment or performance of any of the Collateral; (iv) settle, adjust or compromise any legal proceedings brought to collect any sums due or owing upon or with respect to any of the Collateral; (v) exercise all of the Borrower's rights and remedies with respect to the collection of any amounts due upon or with respect to any of the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as the Bank may deem advisable; (vii) discharge and release the Collateral; (viii) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (ix) prepare, file and sign the Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral; and (x) do all acts and things necessary, in the Bank's sole and absolute discretion, to obtain repayment of the Obligations and to fulfill the Borrower's other obligations under this Agreement.

     Under no circumstances shall the Bank be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses shall be borne solely by the Borrower whether the same are incurred by the Bank or the Borrower and the Bank may charge a Disbursement Account or any other account of the Borrower with the Bank or advance the amount thereof to the Borrower as a Revolving Loan.

     Neither the Bank nor any of its directors, officers, employees or agents will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until either (i) all Obligations are paid in full, or
(ii) this Agreement is terminated, whichever shall last occur. The Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

ARTICLE IV  REPRESENTATIONS AND WARRANTIES

      To induce the Bank to enter into this Agreement and to make Loans to the Borrower hereunder, the Borrower makes the following representations and warranties, all of which shall be true and correct as of the date hereof and survive the execution of this Agreement:

      4.1 Organization. The Borrower and each of its corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation. All of the Borrower's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their
respective organization.   The Borrower and all of the Subsidiaries are in good
standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is required. On the date hereof, the Borrower and each Subsidiary conducts business in its own name exclusively and has no trade names, styles or doing business forms except as disclosed on Schedule 4.1. The Borrower's taxpayer identification numbers is I.D. No. 41-1602109.

      4.2 Authorization. The Borrower is duly authorized to execute and deliver the Loan Documents and any Supplemental Documentation contemplated by this Agreement, and are and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under the Loan Documents and any Supplemental Documentation contemplated by this Agreement and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

      4.3 No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents and any Supplemental Documentation contemplated by this Agreement, do not and will not conflict with (a) any provision of law,
(b) the charter or by-laws of the Borrower, (c) any agreement binding upon the Borrower, or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary except as provided herein.

      4.4 Validity and Binding Effect. The Loan Documents and any Supplemental Documentation contemplated by this Agreement, when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

      4.5 No Default. Neither the Borrower nor any Subsidiary is in default under any agreement or instrument to which the Borrower or any Subsidiary is a party or by which any of its respective properties or assets is bound or affected, which default (a) might materially and adversely affect the Bank's Lien on or rights with respect to any Collateral or Third Party Collateral or
(b) constitutes an Adverse Event. No Event of Default or Unmatured Event of Default has occurred and is continuing.

      4.6 Financial Statements. Americable's audited consolidated and consolidating financial statement as of December 31, 1995 and Americable's unaudited consolidated and consolidating financial statement as of May 31, 1996, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles promulgated by the Financial Accounting Standards Board and applied on a basis consistent with that of the preceding fiscal year and period and present fairly the financial condition of Americable and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since December 31, 1995, no Adverse Event has occurred.

      4.7 Insurance. Schedule 4.7 sets forth a summary of the property and casualty insurance program carried by the Borrower and the Subsidiaries on the date hereof, including the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention, and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or any Subsidiary or imposed upon the Borrower or any Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

      4.8    Litigation; Contingent Liabilities

             (a) Except for those referred to in Schedule 4.8, no claims litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting the Borrower or any Subsidiary.

             (b) Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 4.8, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower or any Subsidiary.

      4.9 Liens. None of the Collateral or other property or assets of the Borrower or any Subsidiary is subject to any Lien (including, without limitation, Liens pursuant to Capitalized Leases under which the Borrower or any Subsidiary is a lessee) except: (a) Liens in favor of the Bank; (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; and (d) Liens listed on Schedule 6.12.

      4.10   Subsidiaries.  The Borrower has no Subsidiaries except as listed on
Schedule 4.10. The Borrower and the Subsidiaries own the percentage of the Subsidiaries as set forth on Schedule 4.10.

      4.11 Partnerships. Neither the Borrower nor any Subsidiary is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Schedule 4.11.

      4.12 Business Locations. On the date hereof the office where the Borrower keeps its books and records concerning Accounts Receivable and other Collateral, and the Borrower's chief places of business and chief executive offices, is located at the address of the Borrower set forth on the signature pages of this Agreement, and all of the Borrower's other places of business and all locations and places of business of the Subsidiaries are listed on Schedule
4.12. On the date hereof, the names of any landlords and/or mortgagees of any of such locations are identified in Schedule 4.12.

      4.13 Collateral Locations. On the date hereof the Borrower's Inventory, Equipment and, if applicable, fixtures (except any part thereof which prior to the execution of this Agreement, the Borrower shall have advised the Bank in writing consists of Collateral normally used in more than one state) is located at the addresses set forth in Schedule 4.13. The legal descriptions of any real property on which any fixtures are located and the name(s) of the record owner of such real property is set forth in Schedule 4.13.

      4.14 Eligibility of Collateral. (a) All of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Accounts Debtors in the regular course of business and all shipping or delivery receipts and other documents furnished or to be furnished to the Bank in connection therewith are and will be genuine; (b) Each Account Receivable or item of Inventory which the Borrower shall, expressly or by implication, request the Bank to classify as an Eligible Account Receivable or as Eligible Inventory, respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable" and "Eligible Inventory" set forth herein; (c) with respect to each schedule of Inventory delivered to the Bank pursuant to Section 3.3: (i) the descriptions, origins, size, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects; (ii) to the best of the Borrower's knowledge, all goods stated thereon have been produced by the Borrower in compliance with all requirements of the Fair Labor Standards Act; and (iii) none of the goods stated thereon are defective, of second quality, used, or goods returned after shipment, except where described as such; and (iv) all Inventory not included on such schedule has been previously scheduled.

      4.15 Control of Collateral; Lease of. The Borrower is not now conducting, or permitting or suffering to be conducted, any activities pursuant to or in conjunction with which any of the Collateral is now, or will be (while any Obligations exist or this Agreement is in effect), in the possession or control of, any Subsidiary, Obligor (other than the Borrower) or Related Party. Except as listed on Schedule 4.15, none of the machinery, equipment or real property used by the Borrower or any Subsidiary is subject to a lease (excluding only Capitalized Leases included on Schedule 6.12) under which the Borrower or any Subsidiary is the lessee.

      4.16 Patents, Trademarks, Etc. The Borrower and the Subsidiaries possess or have the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of their businesses, without known conflict with the rights of others. All such licenses, patents, trademarks, trade names, service marks and copyrights, and applications therefor existing on the date hereof are listed on Schedule 4.16.

      4.17 Solvency. The Borrower and each Subsidiary now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature, and the Borrower and each Subsidiary now owns property having a value, greater than the amount required to pay the Borrower's or such Subsidiary's debts.

      4.18   Contracts; Labor Matters.  Except as disclosed on Schedule 4.18:
(a) neither the Borrower nor any Subsidiary is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, the performance of which constitutes an Adverse Event; (b) no labor contract to which the Borrower or any Subsidiary is subject is scheduled to expire during the original term of this Agreement; and (c) on the date of this Agreement (i) neither the Borrower nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower or any Subsidiary is subject.

      4.19 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The Current value of the Plans' benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans' assets allocable to such benefits. Except as listed on Schedule 4.8, neither the Borrower nor any Subsidiary has any contingent liability with respect to any "employee welfare benefit plans," as such term is defined in
Section 3(1) of ERISA, which covers retired or terminated employees and their beneficiaries.

      4.20 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board), and no part of the proceeds of any Loan hereunder will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

      4.21 Compliance. The Borrower and each Subsidiary is in material compliance with all statutes and governmental rules and regulations applicable to it. To the best of the Borrower's knowledge, all Inventory of the Borrower's has been produced in compliance with all requirements of the Fair Labor Standards Act.

      4.22 Taxes. The Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid, or made adequate provisions for the payment of, all Taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower in respect of Taxes are adequate. The federal income tax liability of the Borrower and the Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended December 31, 1988. The Borrower is not aware of any proposed assessment against the Borrower or any Subsidiary for additional Taxes (or any basis for any such assessment) which might be material to the Borrower and the Subsidiaries taken as a whole.

      4.23 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      4.24 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.25 Environmental and Safety and Health Matters. Except as disclosed on Schedule 4.25: (a) the operations of the Borrower and each Subsidiary complies in all respects with (i) all applicable Environmental Laws, and (ii) all applicable Occupational Safety and Health Laws; (b) none of the operations of the Borrower or any Subsidiary is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (c) none of the operations of the Borrower or any Subsidiary is the subject of federal or state investigation evaluating whether any remedial action is needed to respond to (i) a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; (d) neither the Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupation Safety and Health Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; and (e) neither the Borrower nor any Subsidiary has any known contingent liability in connection with (i) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary.

ARTICLE V  AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until all Obligations of the Borrower hereunder are paid in full, the Borrower agrees that unless the Bank shall otherwise consent in writing, it will:

      5.1    Financial Statements and Other Reports

      5.1.1  Financial Reports.  Furnish to the Bank in form satisfactory to the
Bank:

             (a) Annual Audit Report. As soon as available and in any event within 120 days after the end of each fiscal year of Americable, the annual audit report of Americable and its Subsidiaries prepared on a consolidating and consolidated basis in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified, without qualification, by independent certified public accountants of recognized standing selected by Americable and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to Americable or its board of directors furnished by such accountants.

             (b) Accountant's Certificate. Together with the audited financial statements required under Section 5.1.1(a), a certificate from the accounting firm performing such audit (i) acknowledging its understanding that the Bank and any Participant is relying on such audit report and (ii) stating that it has reviewed this Agreement and that in performing its examination, nothing came to its attention that caused it to believe that any Event of Default or Unmatured Event of Default exists, or, if such Unmatured Event of Default or Event of Default exists, describing its nature.

             (c) Monthly Financial Statement. As soon as available and in any event within 30 days after the end of each month of each fiscal year of the Borrower, a copy of the unaudited financial statement of the Borrower and its Subsidiaries prepared in the same manner as the audit report referred to in
Section 5.1.1(a), signed by the Borrower's chief financial officer and consisting of at least consolidated statements of income, cash flow, changes in financial position and stockholders' equity for and its Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated balance sheet of the Borrower as at the end of such month.

             (d) Projections. As soon as available and in any event not later than 15 days following the last day of each fiscal year of the Borrower, a projected financial statement of the Borrower and its Subsidiaries prepared in the same manner as the audit report referred to in Section 5.1.1(a), signed by the Borrower's chief financial officer and presenting fairly the Borrower's best good faith projections of the financial position and results of operations of the Borrower and its Subsidiaries for each month of the following fiscal year.

             (e) Officer's Certificate. Together with the financial statements furnished by the Borrower under Section 5.1.1(a) and (c), a certificate of the Borrower's chief financial officer, dated the date of such annual audit report or such monthly financial statement, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Articles V and VI and Supplement A.

             (f) GAAP Changes. In the event that a material change occurs, in the Bank's judgment, in GAAP, either the Bank and the Borrower shall amend, in writing, the covenants in this Agreement, Supplement A, and the other Loan Documents which are calculated on the basis of GAAP to reflect such change, or, if the Bank and the Borrower fail to agree on and enter into such an amendment, the Bank shall have the right to deem such change in GAAP to be an Event of Default.

      5.1.2 Agings; Ineligible Accounts Receivable Certification. Within 15 days after the end of each month, (a) an aging of all Accounts Receivable, including, without limitation, a reconciliation to the aging report delivered to the Bank for the preceding month, (b) a certification of ineligible Accounts Receivable and (c) an aging of all accounts payable as of the end of the preceding month, each in form and content acceptable to the Bank.

      5.1.3 Inventory Certification. Within 15 days after the end of each month, an Inventory certification report as of the end of the preceding month for all Inventory locations, in form and content acceptable to the Bank.

      5.1.4  Other Reports.

             (a) SEC and Other Reports. Promptly upon the making or filing thereof, copies of all financial statements, reports and proxy statements mailed to Americable's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

             (b) Report of Change in Subsidiaries or Partnerships. Promptly from time to time, a written report of any change in the list of the Borrower's Subsidiaries set forth on Schedule 4.10 or in the list of partnerships and joint ventures set forth on Schedule 4.11.

             (c) Patents, Etc. Promptly from time to time, a written report of any change to the list of patents, trademarks, copyrights and other information set forth in Schedule 4.16.

             (d) Other Reports. The information required to be provided pursuant to other provisions of this Agreement, and such other reports from time to time requested by the Bank.

      5.2 Notices. Notify the Bank in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

             (a) Default. The occurrence of (i) any Event of Default or Unmatured Event of Default, and (ii) to the extent not included in clause (i) above, the default by the Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Borrower, any other Obligor or any Subsidiary, as appropriate, is a party or by which it is bound.

             (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding affecting the Borrower, any other Obligor, any Subsidiary, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance which could result in liability to the Borrower in an amount which exceeds $50,000.

             (c) Judgment. The entry of any judgment or decree against the Borrower, any other Obligor or any Subsidiary, if the amount of such judgment exceeds $50,000.

             (d) ERISA. With respect to any Plan, the occurrence of a Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan; or the incurrence of any material increase in the contingent liability of the Borrower, any other Obligor or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries.

             (e) Change in Collateral Locations. If any of the Borrower's Inventory or Equipment is placed in locations other than those identified in this Agreement or in Schedule 4.13.

             (f) Change in Place(s) of Business. Any proposed opening, closing or other change in the list of offices and other places of business of the Borrower and the Subsidiaries set forth in Schedule 4.12, and any opening, closing or other change in the offices and other places of business of each other Obligor.

             (g) Change of Name. Any change in the name of the Borrower, any other Obligor or any Subsidiary, and any change in the list of trade names and trade styles set forth in Schedule 4.1.

             (h) Environmental and Safety and Health Matters. Receipt of any notice that the operations of the Borrower, any other Obligor or any Subsidiary are not in full compliance with requirements of any applicable Environmental Law or any Occupational Safety and Health Law; receipt of notice that the Borrower, any other Obligor or any Subsidiary is subject to federal, state or local investigation evaluating whether any remedial action is needed to respond to (i) any spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower, any other Obligor or any Subsidiary; or receipt of notice that any properties or assets of the Borrower, any other Obligor or any Subsidiary are subject to an Environmental Lien.

             (i) Adverse Event.  The occurrence of an Adverse Event.

             (j) Default by Others. Any material default by any Account Debtor or other Person obligated to the Borrower, any other Obligor, or any Subsidiary, under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to the Borrower, such Obligor or Subsidiary if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due or to become due is material.

             (k) Moveable Collateral. If any of the Collateral or Third Party Collateral shall consist of goods of a type normally used in more than one state, whether or not actually so used, any use of any such goods in any state other than a state in which the Borrower shall have previously advised the Bank such goods will be used. The Borrower agrees that such goods will not, unless the Bank shall otherwise consent in writing, be used outside the continental United States or in Louisiana; provided, however, that the Borrower may sell Inventory to Account Debtors located in Louisiana.

             (l) Change in Management or Line(s) of Business. Any substantial change in the senior management of the Borrower or any Subsidiary, or any change in the Borrower's or any Subsidiary's line(s) of business.

             (m) Other Events. The occurrence of such other events as the Bank may from time to time specify.

      5.3 Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

      5.4 Nature of Business. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

      5.5 Books, Records and Access. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records (including, without limitation, records relating to Accounts Receivable, Inventory, Equipment and other Collateral), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Cause its books and records as at the end of any calendar month to be posted and closed not more than 30 days after the last business day of such month. Permit, and cause each Subsidiary to permit, access by the Bank and its agents or employees to the books and records of the Borrower and any Subsidiary at the Borrower's or such Subsidiary's place or places of business at intervals to be determined by the Bank and without hindrance or delay, and permit, and cause each Subsidiary to permit, the Bank or its agents and employees to inspect the Borrower's Inventory and Equipment and any Subsidiary's inventory and equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, chattel paper, General Intangibles, Equipment and any other Collateral or Third Party Collateral, or to any other transactions between the parties hereto. Any and all such inspections and/or audits shall be at the Borrower's expense and the Bank may charge a Disbursement Account or any other account of the

Borrower with the Bank or advance the amount thereof to the Borrower as a Revolving Loan; provided that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower's obligations to reimburse the Bank for its inspections and/or audits shall be limited to $450 per day and an aggregate amount of $4,000 during each calendar year determined on a consolidated basis for inspections and/or audits under this Agreement and the Americable Loan Agreement, plus, in all cases, the Bank's out-of pocket costs and expenses, provided, further that any such inspection and/or audits made while any Event of Default or Unmatured Event of Default has occurred and is continuing shall not be subject to such limitation.

      5.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Bank may reasonably request from time to time. Keep the Collateral properly housed and insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by persons engaged in business similar to that of the Borrower, with such companies, in such amounts and under policies in such form as shall be satisfactory to the Bank. Certificates of such policies of insurance have been delivered to the Bank prior to the date hereof together with evidence of payment of all premiums therefor. The Borrower shall cause each issuer of an insurance policy to provide the Bank, within 15 days after the date hereof, with an endorsement or an independent instrument (a) substantially in the form of Exhibit B or such other form and containing such other terms as shall be acceptable to the Bank and (b) showing loss payable to the Bank and, if required by the Bank, naming the Bank as an additional insured. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Bank. The Borrower irrevocably makes, constitutes and appoints the Bank and any Person whom the Bank may from time to time designate (and all officers, employees or agents designated by the Bank or such Person) as the Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event the Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, the Bank, without waiving or releasing any obligations or default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Bank deems advisable. All sums so disbursed by the Bank, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be payable on demand by the Borrower to the Bank, and the Bank may, in its sole and absolute discretion, charge a Disbursement Account or any other account of the Borrower with the Bank or advance such sums to the Borrower as a Revolving Loan.

      5.7 Insurance Survey. At the request of the Bank, provide to the Bank at least annually within 90 days of the end of Americable's fiscal year, a certificate signed by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by the Borrower and the Subsidiaries. This summary shall include the insurer's(s') name, policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention and shall describe in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or any Subsidiary or imposed upon the Borrower or any Subsidiary by any such insurer, as well as any self-insurance program that is in effect. The Borrower shall (a) notify the Bank in writing at least 30 days prior to any cancellation or material change of any such insurance by the Borrower or any Subsidiary and (b) within five business days after receipt of any notice (whether formal or informal) thereof, of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of the Borrower or any Subsidiary, as established by Best's Insurance Reports. Annually, the Bank Shall have the right to request the Borrower to have a risk management survey completed by a recognized independent risk management consultant acceptable to it and the Bank which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by the Borrower and the Subsidiaries. The cost of such survey shall be borne solely by the Borrower. A copy of the results of each such a survey shall be promptly delivered by the Borrower to the Bank.

      5.8 Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition, and from time to time make, and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

      5.9 Taxes. Pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that the Borrower or such Subsidiary, as the case may be, is contesting such Taxes in good faith and by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefore as may be required by GAAP.

      5.10 Compliance. Comply, and cause each Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Fair Labor Standards Act.

ARTICLE VI  NEGATIVE COVENANTS

      From the date of this Agreement and thereafter until all Obligations are paid in full, the Borrower agrees that, unless the Bank shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

      6.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

      6.2 Sale of Assets. Sell, transfer, convey, lease, assign or otherwise dispose (with or without recourse) of any of its assets (including, without limitation, any Accounts Receivable, instruments or chattel paper) except for sales and leases of Inventory in the ordinary course of business.

      6.3 Purchase of Assets. Purchase or lease or otherwise acquire all or substantially all the assets of any Person.

      6.4 ERISA. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary; or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $50,000.

      6.5 Changes in Collateral or Business Locations. Change (a) the location of its chief executive office or chief place of business; (b) its name; or (c) the locations where it stores or maintains Inventory or Equipment without, in each case, at least 30 days' prior written notice to the Bank.

      6.6 Subsidiaries, Partnerships and Joint Ventures. Either: (a) form or acquire any corporation which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or into any joint venture.

      6.7 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would
(a) prohibit the Borrower or any Subsidiary from granting, or otherwise limit the ability of the Borrower or any Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or any Subsidiary, or (b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

      6.8 Restricted Payments. Purchase or redeem any shares of its stock, declare or pay any dividends thereon (other than stock dividends and dividends payable to Americable), make any distribution to stockholders as such (other than Americable) or set aside any funds for any such purpose, and not prepay, purchase or redeem any subordinated Indebtedness of the Borrower or any Subsidiary; provided, however, that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the Borrower may make payments to Americable or NSU, as the case may be (a) with respect to any tax obligation of the Borrower or any of its Subsidiaries actually paid by Americable or NSU (less any refund actually received by Americable or NSU), and (b) following receipt by the Bank of the annual audited financial statements of the Borrower and its Subsidiaries, with respect to interest on Subordinated Debt and dividends payable on the stock of the Borrower owing to Americable by the Borrower, in an amount not to exceed
50% of Excess Cash Flow for the immediately preceding fiscal year to be applied first to accrued interest on Subordinated Debt and second to dividends. Any Excess Cash Flow which is not paid to the Borrower in the next succeeding fiscal year may not be included in the determination of Excess Cash Flow for such fiscal year.

      6.9 Borrower's and Subsidiaries' Stock. Purchase or otherwise acquire any shares of the stock of the Borrower, and not take any action which will result in a decrease in the Borrower's or any Subsidiary's ownership interest in any Subsidiary.

      6.10 Leases. Enter into or permit to exist any arrangements for the leasing by the Borrower or any Subsidiary, as lessee, of any real or personal property (or any interest therein) under leases (other than Capitalized Leases), which require the payment by the Borrower and the Subsidiaries on a consolidated basis of rental amounts in the aggregate in excess of $900,000 in any one fiscal year.

      6.11 Investments. Acquire for value, make, have or hold any Investments, except:

       (a) advances to employees of the Borrower or the Subsidiaries for travel or other ordinary business expenses, provided that the aggregate amount outstanding at any one time shall not exceed $50,000 in the aggregate for all employees; (b) advances to subcontractors and suppliers in maximum aggregate amounts reasonably acceptable to the Bank; (c) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (e) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries; (f) other Investments outstanding on the date hereof and listed on Schedule 6.11; and (g) other Investments consented to by the Bank in writing.

      6.12 Indebtedness. Incur, create, issue, assume or suffer to exist any Indebtedness, including, without limitation, Indebtedness as lessee under any Capitalized Lease, except: (a) Indebtedness under the terms of this Agreement and other Indebtedness to the Bank; (b) Subordinated Debt; (c) Indebtedness hereafter incurred in connection with Liens permitted under Section 6.13 (d);
(d) other Indebtedness outstanding on the date hereof and listed on Schedule 6.12; and (e) other Indebtedness approved in writing by the Bank.

      6.13 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except: (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (d) Liens in connection with Capital Expenditures attaching only to the property being acquired if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof; (e) Liens in favor of the Bank; (f) Liens referred to in Section 4.9; and (g) Liens consented to by the Bank in writing.

      6.14 Contingent Liabilities. Except for the Americable Guaranty, either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

      6.15 Change in Accounts Receivable. After the occurrence of an Event of Default or receipt of notice from the Bank that the Bank intends to commence direct collection of Accounts Receivable, permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

      6.16 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

      6.17 Use of Proceeds. Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board.

      6.18 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

ARTICLE VII  EVENTS OF DEFAULT AND REMEDIES

      7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

             (a) Non Payment. The Borrower or any other Obligor shall fail to pay, when due or declared due, any of the Obligations;

             (b) Non-Payment of Other Indebtedness. The Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise (subject to any applicable grace period), any Indebtedness of, or guaranteed by, the Borrower, any other Obligor or any Subsidiary;

             (c) Acceleration of Other Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Borrower, any other Obligor or any Subsidiary or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness;

             (d) Other Obligations. The Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise, or perform or observe (subject to any applicable grace period or waiver of such default) (i) any obligation or agreement of the Borrower, any other Obligor or any Subsidiary to or with the Bank (other than any Obligation) or (ii) any material obligation or agreement of the Borrower, any other Obligor or any Subsidiary to or with any other Person (other than (A) any such material obligation or agreement constituting or related to Indebtedness, (B) accounts payable arising in the ordinary course of business, and (C) any material obligation or agreement of any Subsidiary to the Borrower or to any other Subsidiary), except only to the extent that the occurrence of any such failure is being contested by the Borrower, such other Obligor or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Borrower, such other Obligor or such Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefore as may be required by GAAP;

             (e) Insolvency. The Borrower, any other Obligor or any Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower, any other Obligor or any Subsidiary, or for a substantial part of the property of the Borrower, any other Obligor or any Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower, any other Obligor or any Subsidiary or for a substantial part of the property of the Borrower, any other Obligor or any Subsidiary and is not discharged or dismissed within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Borrower, any other Obligor or any Subsidiary and, if instituted against the Borrower any other Obligor or any Subsidiary, shall have been consented to or acquiesced in by the Borrower, such Obligor or such Subsidiary, or shall remain undismissed for 30 days; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Borrower, any other Obligor or any Subsidiary;

             (f) ERISA. The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if, in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan, in excess of $50,000; or the institution by the PBGC of steps to terminate any Plan;

             (g) Non-Compliance With this Agreement.

                (i) The Borrower shall fail to comply with any of the Borrower's agreements set forth in Section 7 of Supplement A); or

                (ii) The Borrower shall fail to comply with any of the Borrower's agreements set forth in this Agreement (and not constituting an Event of Default under any of the other subsections of this Section 7.1, including, without limitation, Section 7.1(g)(i)), and such failure to comply shall continue for ten days;

             (h) Non-Compliance With Loan Documents. Failure by the Borrower, any other Obligor or any Subsidiary to comply with any of its respective agreements set forth in any Loan Documents other than this Agreement (and not constituting an Event of Default under any of the other subsections of this
Section 7.1), and such failure to comply shall continue after the grace period (if any) set forth therein;

             (i) Warranty. Any warranty made by the Borrower or any other Obligor in any of the Loan Documents is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by the Borrower or any other Obligor to the Bank is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by the Borrower or any other Obligor to the Bank is untrue or misleading in any material respect on or as of the date made or deemed made;

             (j) Litigation. There shall be entered against any one of the Borrower, any other Obligor or any Subsidiary one or more judgments or decrees in excess of $50,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which the Borrower, such Obligor or such Subsidiary, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrower, such Obligor or such Subsidiary, as applicable, is otherwise indemnified if the terms of such indemnification are satisfactory to the Bank;

             (k) Death of Obligor. If any natural person who is an Obligor, partner in a partnership which is an Obligor, or owner of a material interest in a corporate Obligor, shall die or be declared legally incompetent;

             (l) Validity. If the validity or enforceability of any of the Loan Documents shall be challenged by the Borrower, any other Obligor or any other Person, or shall fail to remain in full force and effect;

             (m) Conduct of Business. If the Borrower, any other Obligor or any Subsidiary is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five Business Days, from conducting all or any material part of its business affairs; and

             (n) Adverse Event. The Bank shall have determined in good faith (which determination shall be conclusive) that (i) an Adverse Event has occurred or (ii) the Bank's interest in any material Collateral or Third Party Collateral has been adversely affected or impaired, or the value thereof to the Bank has been diminished to a material extent, or (iii) the prospect of payment or performance of any obligation or agreement of the Borrower or any other Obligor under any of the Loan Documents is materially impaired, and the condition giving rise to such determination does not constitute an Event of Default under any of the other subsections of this Section 7.1; or

             (o) Ownership. (i) So long as the Americable Spin-off has not occurred, NSU shall cease to own at least 90% of the shares of all voting stock of Americable; or (ii) Americable shall cease to own at least 90% of the shares of all voting stock of the Borrower and Cable.

      7.2    Effect of Event of Default; Remedies.

             (a) In the event that one or more Events of Default described in
Section 7.1(e) shall occur, then the Credit extended under this Agreement shall terminate and all Obligations hereunder and under any Notes shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

             (b) In the event an Event of Default other than one described in
Section 7.1(e) shall occur, then the Bank may declare all Obligations hereunder and under any Notes immediately due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate and all Obligations hereunder and under any Notes shall be immediately due and payable. The Bank shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

             (c) In the event of the occurrence of any Event of Default the Bank may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

                   (i) any remedy contained in the Loan Documents or any Supplemental Documentation;

                   (ii) any rights and remedies available to the Bank under the Uniform Commercial Code as enacted in Minnesota as of the date of this Agreement, and any other applicable law;

                   (iii) without notice, demand or legal process of any kind, the Bank may take possession of any or all of the Collateral (in addition to Collateral which it might already have in its possession), wherever it might be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Bank shall have the right to store the same in any of the Borrower's premises without cost to the Bank;

                   (iv) at the Bank's request, the Borrower will, at the Borrower's expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower; and,

                   (v) the Bank at its option, and pursuant to notification given to the Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided below.

      7.3 Setoff. In addition to and not in limitation of all rights of offset that the Bank or any other holder of a Note may have under applicable law, the Bank or such other holder of a Note shall, upon the occurrence of any Event of Default, or any Unmatured Event of Default described in Section 7.1(e) hereof, have the right to appropriate and apply to the payment of the Obligations any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Bank or other holder.

ARTICLE VIII  COLLATERAL AND THE BANK'S RIGHTS

      8.1 Notice of Disposition of Collateral. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least five calendar days before such disposition.

      8.2 Application of Proceeds of Collateral. Any proceeds of any disposition by the Bank of any of the Collateral may be applied by the Bank to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees and legal expenses, and any balance of such proceeds may be applied by the Bank toward the payment of such of the Obligations, and in such order of application, as the Bank may from time to time elect.

      8.3 Care of Collateral. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but failure of the Bank to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of the Bank to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

      8.4 Performance of Borrower's Obligations. The Bank shall have the right, but shall not be obligated, to discharge any claims against or Liens, and any Taxes at any time levied or placed upon any or all Collateral including, without limitation, those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. The Bank may also pay for maintenance and preservation of Collateral. The Bank may, but is not obligated to, perform or fulfill any of the Borrower's responsibilities under this Agreement which the Borrower has failed to perform or fulfill. The Bank may charge a Disbursement Account or any other account of the Borrower with the Bank or advance to the Borrower as a Revolving Loan any payment made or expense incurred by the Bank under this Section 8.4.

      8.5 Bank's Rights. None of the following shall affect the obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the remaining Collateral or any Third Party Collateral (any or all of which actions may be taken by the Bank at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to the Borrower):

             (a) acceptance or retention by the Bank of other property or interests in property as security for the Obligations, or acceptance or retention of any obligor(s), in addition to the Borrower, with respect to any of the Obligations;

             (b) release of its security interest in, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any Third Party Collateral or any other property securing any of the Obligations (including, without limitation, any property of any Obligor other than the Borrower), or any extension or renewal for one or more periods (whether or not longer than the original period) , or release, compromise, alteration or exchange, of any obligations of any guarantor or other Obligor with respect to any Collateral or any such property;

             (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange of any of the Obligations, or release or compromise of any obligation of any Obligor with respect to any of the Obligations; or

             (d) failure by the Bank to resort to other security or pursue any Person liable for any of the Obligations before resorting to the Collateral.

ARTICLE IX   CONDITIONS PRECEDENT

      9.1 Conditions Precedent. The obligation of the Bank to make the Loans hereunder shall be subject to the satisfaction of the following conditions precedent, in addition to the applicable conditions precedent set forth in
Section 9.2:

             9.1.1 No Change in Condition. No change in the condition or operations, financial or otherwise, of the Borrower, any other Obligor or any Subsidiary, shall have occurred which change, in the sole credit judgment of the Bank, may constitute an Adverse Event or have a material adverse effect on any Collateral or Third Party Collateral or the Bank's interest therein.

             9.1.2 Accounting Methods. The Borrower shall not have made any material, as determined by the Bank, change in its accounting methods or principles.

             9.1.3 Survey. The Bank shall have completed its updated survey of the business, operations and assets of the Borrower, each Subsidiary and each other Obligor, and such survey shall provide the Bank with results and information which, in the Bank's determination, are satisfactory to the Bank.

             9.1.4 No Material Transaction. The Borrower, other Obligor or Subsidiary shall not have entered into any material, as determined by the Bank, commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of their respective businesses.

             9.1.5 Litigation. No litigation shall be outstanding or have been instituted or threatened which the Bank determines to be material against the Borrower, any other Obligor or any Subsidiary.

             9.1.6 Filing of Documents. All financing statements, mortgages and other documents relating to the Collateral and Third Party Collateral shall have been filed or recorded, as appropriate.

             9.1.7 Delivery of Documents. The Borrower shall have delivered to the Bank with each of the following, each duly executed and dated the date hereof or such earlier date as shall be acceptable to the Bank:

             (a) Americable.

                 (i) Resolutions. A copy, duly certified by the secretary or an assistant secretary of Americable, of (1) the resolutions of the Board of Directors of Americable authorizing the execution, delivery and performance by Americable of the Loan Documents to which Americable is a party or by which it is bound and (2) all documents evidencing other necessary corporate action; and
(3) all approvals or consents, if any, with respect to the Loan Documents;

                 (ii) Incumbency Certificate. A certificate of the secretary or an assistant secretary of Americable, certifying the names of the officers of Americable authorized to sign the Loan Documents to which it is a party and any Supplemental Documentation, together with the true signatures of such officers;

                 (iii) Bylaws. A copy, duly certified by the secretary or an assistant secretary of Americable, of Americable's Bylaws;

                 (iv) Articles of Incorporation. A copy, duly certified by the secretary or an assistant secretary of Americable, of Americable's Articles of Incorporation;

                  (v) Americable's Certificate. A certificate of the President of Americable certifying, to the best of his/her knowledge after diligent inquiry, to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of Americable contained in the Loan Documents to which Americable is a party;

             (b) the Borrower.

                   (i) Resolutions. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of (1) the resolutions of the Board of Directors of the Borrower authorizing (A) the borrowings by the Borrower hereunder, (B) the execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party or by which it is bound and (C) certain officers or employees of the Borrower to request borrowings by telephone and to execute Borrowing Base Certificates; (2) all documents evidencing other necessary corporate action; and (3) all approvals or consents, if any, with respect to the Loan Documents;

                    (ii) Incumbency Certificate. A certificate of the secretary or an assistant secretary of the Borrower, certifying the names of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and any Supplemental Documentation, together with the true signatures of such officers;

                    (iii) Bylaws. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of the Borrower's Bylaws;

                    (iv) Articles of Incorporation. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of the Borrower's Articles of Incorporation;

                    (v) Borrower's Certificate. A certificate of the President of the Borrower certifying, to the best of his/her knowledge after diligent inquiry, to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of the Borrower contained in the Loan Documents to which the Borrower is a party;

             (c) Cable.

                     (i) Resolutions. A copy, duly certified by the secretary or an assistant secretary of Cable, of (1) the resolutions of the Board of Directors of Cable authorizing the execution, delivery and performance by Cable of the Loan Documents to which Cable is a party or by which it is bound and (2) all documents evidencing other necessary corporate action; and (3) all approvals or consents, if any, with respect to the Loan Documents;

                     (ii) Incumbency Certificate. A certificate of the secretary or an assistant secretary of Cable, certifying the names of the officers of Cable authorized to sign the Loan Documents to which it is a party and any Supplemental Documentation, together with the true signatures of such officers;

                      (iii) Bylaws. A copy, duly certified by the secretary or an assistant secretary of Cable, of Cable's Bylaws;

                      (iv) Articles of Incorporation. A copy, duly certified by the secretary or an assistant secretary of Cable, of Cable's Articles of Incorporation;

                      (v) Cable's Certificate. A certificate of the President of Cable certifying, to the best of his/her knowledge after diligent inquiry, to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of Cable contained in the Loan Documents to which Cable a party;

             (d) Subordination Agreement. The Subordination Agreement appropriately completed and duly executed by Americable.

             (e) Opinion. A legal opinion of Efron and Roberts, counsel to the Borrower and the Guarantors, substantially in the form set forth as Exhibit C;

             (f) Insurance. Evidence satisfactory to the Bank of the existence of insurance on the Collateral and Third Party Collateral in amounts and with insurers acceptable to the Bank, together with evidence establishing that the Bank is named as a loss payee on all related insurance policies;

             (g) Good Standing Certificates. Certificates of good standing as to the Borrower and each other corporate or partnership Obligor issued by the Secretary of State of the state in which the Borrower or such other Obligor, as applicable, is organized, and each other state in which the failure of the Borrower or such other Obligor, as applicable, to be in good standing would constitute an Adverse Event or have a material adverse effect on the Bank's rights in any Collateral or Third Party Collateral;

             (h) Landlords and Warehousemen Waivers.  If required by the Bank,
(i) from each lessor or landlord identified on Schedule 4.12 or Schedule 4.13, a landlord waiver and (ii) from each operator of a public warehouse where Inventory is stored, a letter from such operator, in each case in form acceptable to the Bank; and

             (i) Other. Such other documents, instruments or agreements as the Bank shall determine to be necessary or desirable.

             9.1.8 Security Interest. The Lien in the Collateral and Third Party Collateral granted to the Bank to secure the Obligations shall be senior, perfected Liens except as otherwise agreed by the Bank.

             9.1.9 Collateral Account and Disbursement Account Agreements. If required by the Bank, the Borrower shall have entered into a Controlled Disbursement Account Agreement, substantially in the form of Exhibit E, with the Bank and First Bank Montana, National Association, for, among other things, the collection and remittance to the Bank of cash proceeds of the Collateral.

             9.1.10 Effect of Law. No law or regulation affecting the Bank's entering into the secured financing transaction contemplated by this Agreement shall impose upon the Bank any material obligation, fee, liability, loss, cost, expense or damage.

             9.1.11 Exhibits; Schedules. All Exhibits and Schedules to the Loan Documents shall have been completed in form and substance satisfactory to the Bank and shall contain no facts or information which the Bank, in its sole judgment, determines to be unacceptable.

      9.2 Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder shall be subject to the satisfaction of the following conditions precedent:

             (a) Representations and Warranties. All of the representations and warranties of the Borrower and each other Obligor set forth in the Loan Documents to which the Borrower or such other Obligor, as applicable, is a party shall be true and correct.

             (b) Event of Default. Immediately before and after making such Loan, no Event of Default or Unmatured Event of Default shall exist or be continuing.

ARTICLE X  INDEMNITY

      10.1 Environmental and Safety and Health. The Borrower hereby indemnifies the Bank and agrees to hold the Bank harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Bank for, with respect to, or as a direct or indirect result of the violation by the Borrower or any Subsidiary, of any Environmental Law or Occupational Safety and Health Law; or with respect to, or as a direct or indirect result of (a) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilized by the Borrower and/or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws) or (b) the existence of any unsafe or unhealthful condition on or at any premises utilized by the Borrower and/or any Subsidiary in the conduct of its business. The provisions of and undertakings and indemnification set out in this Section 10.1 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

      10.2 General Indemnity. In addition to the payment of expenses pursuant to Section 12.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Bank and any holder of any Notes, and the officers, directors, employees, agents, and affiliates of the Bank and such holders (collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees, in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by the Bank, the Bank's agreement to make the Loans or to issue Letters of Credit hereunder, or the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans hereunder (the "Indemnified Liabilities"); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 10.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

      10.3 Capital Adequacy. If the Bank shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force or law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank, and such increase is based upon the existence of the Bank's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from the Bank, the Borrower shall pay to the Bank such amount or amounts as will compensate the Bank or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by the Borrower under this Section 10 shall take into consideration the policies of the Bank or any Person controlling the Bank with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of the Bank setting forth the amount or amounts as shall be necessary to compensate the Bank as specified in this Section 10.3 shall be delivered to the Borrower and shall be conclusive in the absence of manifest error.

ARTICLE XI  ADDITIONAL PROVISIONS

      Additional provisions are set forth in Supplement A.

ARTICLE XII  GENERAL

      12.1 Borrower's Waiver. Except as otherwise provided for in this Agreement, the Borrower's waives (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Bank on which the Borrower may in any way be liable and hereby ratifies and confirms whatever the Bank may do in this regard; (b) all rights to notice and a hearing prior to the Bank's taking possession or control of, or the Bank's relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank's remedies; and (c) the benefit of all valuation, appraisement and exemption laws. The Borrower acknowledges that they have been advised by counsel of their choice with respect to this Agreement and the transactions evidenced by this Agreement.

      12.2 Expenses; Attorney's Fees The Borrower agrees, whether or not any Loan is made hereunder, to pay the Bank upon demand for all expenses and Attorneys' Fees, including, without limitation, those incurred by the Bank in connection with (a) the preparation, negotiations and execution of the Loan Documents, (b) the preparation, negotiation and execution of any and all amendments to the Loan Documents and all other instruments or documents provided for therein or delivered or to be delivered thereunder or in connection therewith, (c) the collection or enforcement of the Borrower's or any other Obligor's obligations under any of the Loan Documents and (d) the collection or enforcement of any of the Bank's rights in or to any Collateral or Third Party Collateral. The Bank may charge a Disbursement Account or any other account of the Borrower with the Bank or advance all such amounts to the Borrower as a Revolving Loan. The Borrower also agrees (y) to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans and (z) to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. The borrower's foregoing obligations shall survive any termination of this Agreement.

      12.3 Bank Fees and Charges. The Borrower agrees to pay the Bank on demand the customary fees and charges of the Bank for maintenance of accounts with the Bank or for providing other services to the Borrower. The Bank may, in its sole and absolute discretion, provide for such payment by charging the Disbursement Account or any other account of the Borrower with the Bank or advancing the amount thereof to the Borrower as a Revolving Loan.

      12.4 Lawful Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has received interest hereunder in excess of the highest applicable rate, the Bank shall promptly refund such excess interest to the Borrower.

      12.5 No Waiver by Bank; Amendments. No failure or delay on the part of the Bank in the exercise of any power or right, and no course of dealing between the Borrower and the Bank shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Bank at law or in equity. No notice to or demand on the Borrower not required hereunder shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank. Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

      12.6 Termination of Credit. The Borrower, by written notice given to the Bank at least 60 days but not more than 90 days prior to the Termination Date, may request in writing an extension of the Termination Date for an additional period of time and if the Bank, in its sole and absolute discretion and based on such review of the Borrower's financial performance and condition and such other factors as the Bank considers relevant (which may include, without limitation, future loan policies and other policies adopted by the Bank unrelated to the Borrower's financial condition), consents in writing to such extension, then the Termination Date shall be extended for such additional period of time, and in such extended period the Borrower may repeat their request within the same time limit and if the Bank consents the Termination Date shall be further extended for an additional period, and so on from time to time. In the case of any such extension, the Termination Date shall be the last day of the period to which such extension has been granted. The Bank shall be under no obligation or commitment to extend the Termination Date, and no such obligation or commitment on the part of the Bank should be inferred from the provisions of this Section 12.6. All of the Bank's rights and remedies, the liens and security interests of the Bank in the Collateral and all of the Borrower's duties and obligations under this Agreement shall survive termination of the Credit extended to the Borrower hereunder until all of the Obligations hereunder have been paid in full. The termination or cancellation of the Credit under this Agreement shall not affect or impair the liabilities and obligations of the Borrower or any one or more of the Obligors to the Bank or the Bank's rights with respect to any Loans and advances made and other Obligations incurred prior to such termination or with respect to the Collateral or any Third Party Collateral.

      12.7 Notice. Except as otherwise expressly provided herein, any notice hereunder to the Borrower or the Bank shall be in writing (including telegraphic, telex, or telecopy communication) and shall be given to the Borrower or the Bank at its address, telex number or fax number set forth on the signature pages hereof or at such other address, telex number or telecopier number as the Borrower or the Bank may, by written notice, designate as its address, telex number or fax number for purposes of notice hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answer back is received, transmitted by fax, delivered to the telegraph office, delivered by courier, personally delivered or, in the case of notice by mail, three days following deposit in the United States mails, properly addressed as herein provided, with proper postage prepaid.

      12.8 Participations; Information. The Borrower hereby consents to the Bank's grant of participations in or sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of the Loan Documents, or of any portion of any thereof, including without limitation lender's rights, titles, interests, remedies, powers and/or duties. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to assignees of the rights and/or obligations of the Bank hereunder and to participants in any Loan (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice.

      12.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      12.10 Successors. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the consent of the Bank.

      12.12 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

      12.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

      12.14 Construction. The Borrower acknowledges that this Agreement shall not be binding upon the Bank or become effective until and unless accepted by the Bank, in writing. If so accepted by the Bank, THE LOAN DOCUMENTS AND ANY SUPPLEMENTAL DOCUMENTATION SHALL, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, BE DEEMED TO HAVE BEEN NEGOTIATED AND ENTERED INTO IN, AND SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF, THE STATE OF MINNESOTA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, CHOICE OF LAW, AND IN ALL OTHER RESPECTS, INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF SECURITY INTERESTS AND LIENS WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION.

      12.15 Consent to Jurisdiction. To induce the Bank to accept this Agreement, the Borrower, irrevocably, agrees that, subject to the Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THE LOAN DOCUMENTS OR ANY SUPPLEMENTAL DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA. The BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON The BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO The BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

      12.16 Subsidiary Reference. Any reference herein to a Subsidiary or Subsidiaries of the Borrower(s), and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "the Borrower(s)" and the Subsidiaries or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent the Borrower(s) has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with the Borrower for financial reporting purposes.

      12.17 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR (b) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

      TRANSITION NETWORKS, INC.


      By:____________________________________

      Title:_________________________________


      Address:

      6475 City West Parkway
      Eden Prairie, Minnesota  55344
      Attention:   Thomas Wargolet
                   Director of Finance
      Telephone:   (612) 942-3800
      Fax No.:     (612) 944-8021


      FIRST BANK NATIONAL ASSOCIATION


      By:___________________________________

      Title:________________________________


      Address:
      First Bank Place MPFP0804
      601 Second Avenue South
      Minneapolis, MN 55402-4302
      Attention:   Business Credit Division

      Telephone:   (612) 973-0611
      Fax No.:     (612) 973-0829


EXHIBITS

Exhibit A -  Form of Borrowing Base Certificate
Exhibit B -  Form of Insurance Endorsement
Exhibit C -  Form of Borrower's Opinion of Counsel
Exhibit D -  Form of NSU Acknowledgement
Exhibit E -  Form of Controlled Disbursement Account Agreement

SCHEDULES

Schedule 4.1 -     Trade Names, Etc.
Schedule 4.7 -     Insurance
Schedule 4.8 -     Litigation and Contingent Liabilities
Schedule 4.10 -    Subsidiaries
Schedule 4.11 -    Partnerships and Joint Ventures
Schedule 4.12 -    Business Locations
Schedule 4.13 -    Collateral Locations
Schedule 4.15 -    Leases
Schedule 4.16 -    Patents, Trademarks, Copyrights
Schedule 4.18 -    Contracts and Labor Disputes
Schedule 4.25 -    Environmental Matters
Schedule 6.11 -    Investments
Schedule 6.12 -    Indebtedness/Liens

          SUPPLEMENT A to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT Dated as of AUGUST 9, 1996 Between FIRST BANK NATIONAL ASSOCIATION (the
              "Bank") and TRANSITION NETWORKS, INC. (the "Borrower")


1.    Loan Agreement Reference.    This Supplement A, as it may be amended or
modified from time to time, is a part of the Loan and Security Agreement, dated as of August 9, 1996, between the Borrower and the Bank (together with all amendments, modifications and supplements thereto, the "Loan Agreement") . Terms used herein which are defined in the Loan Agreement shall have the meanings given such terms in the Loan Agreement unless the context otherwise requires.

2.    Credit Amount; Borrowing Base.

2.1 Credit Amount. The maximum amount of Loans which the Bank will make available to the Borrower shall not exceed TWO MILLION AND N0/100 DOLLARS ($2,000,000) (such amount is herein called the "Credit Amount") (unless such amount is increased by the Bank in its sole and absolute discretion); provided, however, that the aggregate outstanding principal balance of the Loans plus the Letter of Credit Obligations shall not exceed the Credit Amount.

2.2   Borrowing Base.  The term "Borrowing Base," as used herein, shall mean:

      (a) an amount of up to 75% of the net amount (as determined by the Bank after deduction of such reserves and allowances as the Bank deems proper and necessary) of the Borrower's Eligible Accounts Receivable; plus

      (b) an amount of up to the lesser of (i) 20% of the net value (the lower of the cost or market value of such Inventory as determined by the Bank on a first in first out basis and after deduction of such reserves and allowances as the Bank deems proper and necessary ) of the Borrower's Eligible Inventory or
(ii) $500,000.

2.3 Bank's Rights. The Borrower agrees that nothing contained in this Supplement A (a) shall be construed as the Bank's agreement to resort or look to a particular type or item of Collateral as security for any specific Loan or advance or in any way limit the Bank's right to resort to any or all of the Collateral as security for any of the obligations, (b) shall be deemed to limit or reduce any lien on or any security interest in or upon any portion of the Collateral or other security for the Obligations or (c) shall supersede Section
2.10 of the Loan Agreement.

3    Interest.

3.1 Revolving Loans. The unpaid balance of the Revolving Loans shall bear interest to maturity as follows:

      (a) Eurodollar Advances. The unpaid principal amount of each Eurodollar Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Advance plus 2.50% per annum.

      (b) Reference Rate Advances. The unpaid principal amount of each Reference Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Reference Rate.

3.2 Default Rate. If any amount of the Loans is not paid when due, whether by acceleration or otherwise, the entire unpaid principal balance of the Loans (other than overdraft Loans and Over Advances) shall bear interest until paid at a rate per annum equal to the greater of (i) the Reference Rate from time to time in effect plus four percent (4%) or (ii) two percent (2%) above the rate in effect at the time such amount became due for such past due amount.

3.3 Overdraft Loans; Over Advances. Overdraft Loans and over Advances shall bear interest at the rate(s) determined pursuant to Section 2.8 or Section 2.9 of the Credit Agreement, as applicable.

4.    Eligible Account Receivable Data.

      (a) The Account Receivable must not be unpaid on the date that is 90 days after the date of the invoice evidencing such Account Receivable.

      (b) If invoices representing 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the dates of the invoices evidencing such Accounts Receivable, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable.

5. Additional Covenants. From the date of the Loan Agreement and thereafter until all of the Borrower's Obligations under the Loan Agreement are paid in full, the Borrower agrees that, unless the Bank shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

5.1 Tangible Capital Base. During each of the periods set forth below, permit the Tangible Capital Base to be less than the amount set forth below opposite such period at any time:

      Period                           Tangible Capital Base


June 1, 1996 through and
including December 30, 1997                   $3,500,000

December 31, 1997 through and
including May 30, 1998                        $4,000,000

May 31, 1998 and thereafter                   $4,250,000


5.2 Leverage Ratio. During each of the periods set forth below, permit the ratio of (a) the total of (i) the Borrower's unconsolidated Indebtedness, minus
(ii) the Borrower's unconsolidated Subordinated Debt, minus (iii) the aggregate unpaid accrued interest on all Subordinated Debt of the Borrower owing to NSU, to (b) Tangible Capital Base to be greater than 1.75:1.

5.3 Interest Coverage Ratio. Permit the ratio, as of the last day of any fiscal quarter for the period commencing on the first day of the Borrower's fiscal year through and including such day, of (a) the Borrower's unconsolidated EBITDA to (b) the total of (i) the Borrower's unconsolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) minus (ii) the aggregate unpaid accrued interest on all Subordinated Debt of the Borrower owing to NSU, to be less than 2:1.

5.4   Capital Expenditures.  Make Capital Expenditures in an amount exceeding:
(a)$500,000 during the Borrower's fiscal year ending December 31, 1996; or (b) $450,000 during any fiscal year thereafter.

Borrower's Initials___________

Bank's Initials_______________

Date: as of August 9, 1996